Exhibit 14(e)

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Goldman Sachs BDC, Inc. on Form N-14 and in the Joint Proxy Statement/Prospectus of Goldman Sachs BDC, Inc. and Goldman Sachs Middle Market Lending Corp. (“MMLC”), which is part of the Registration Statement (the “Registration Statement”), of our opinion dated December 6, 2019 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER”, “SUMMARY OF THE MERGER—Risks Relating to the Merger”, “SUMMARY OF THE MERGER—Reasons for the Merger—MMLC”, “RISK FACTORS—Risks Relating to the Merger”, “THE MERGER—Background of the Merger”, “THE MERGER—Reasons for the Merger—MMLC” and “THE MERGER—Opinion of the Financial Advisor to the MMLC Special Committee”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Thomas Chen
Thomas Chen
Managing Director

New York, New York

January 8, 2020